Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated and effective February 27, 2012 (“Effective Date”), is entered into by and between KAR Auction Services, Inc. (“Employer”) and James P. Hallett (“Employee”).

RECITALS

A.                                   Employer desires to employ Employee as its Chief Executive Officer pursuant to the terms and conditions set forth in this Agreement.

B.                                     Employee desires to accept such employment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Employment Period.  Employer shall employ Employee, and Employee accepts employment with Employer, in accordance with the terms of this Agreement, for a period commencing on the Effective Date and continuing thereafter until terminated pursuant to Section 4 of this Agreement (“Employment Period”).

2.                                       Title and Duties.  During the Employment Period, Employee shall serve as the Chief Executive Officer of Employer and shall perform the duties and responsibilities inherent in such position and any other duties consistent with such position as may be reasonably assigned to Employee from time to time by the Board of Directors of Employer (“Board”).  Employee shall perform the duties of this position in a diligent and competent manner and on a full-time basis during the Employment Period.  Employee shall be permitted to manage and invest his personal assets, perform civic and charitable services, and engage, subject to prior written Board approval, in other business activities outside of employment with Employer, as long as such activities do not materially interfere with Employee’s duties and obligations under this Agreement.  Throughout the Employment Period, Employee shall be entitled to serve as a member of the Board.

3.                                       Compensation and Benefits.

(a)                                  Base Salary.  During the Employment Period, Employee shall be paid an annual base salary of at least Eight Hundred Sixteen Thousand Dollars ($816,000) (“Base Salary”), less withholdings and deductions required by law or requested by Employee.  Employee’s Base Salary may be adjusted upward, but not downward except in connection with across-the-board base salary reductions, by the Board from time to time.  During the Employment Period, Employee’s Base Salary shall be no less than any other employee of Employer or its subsidiaries.  Employee’s Base Salary shall be paid in accordance with Employer’s regular payroll practices, as may be in effect from time to time, but in no event less frequently than monthly.  No increase to Base Salary shall be used to offset or otherwise reduce any obligations of Employer to Employee hereunder or otherwise.

(b)                                 Vacation and Holidays.  During the Employment Period, Employee shall be entitled to annual paid vacation in accordance with Employer’s policy applicable to executive-level employees, but in no event less than four (4) weeks of paid vacation during each full calendar year of employment.  Employee shall receive a pro-rated portion of such vacation during Employee’s initial and final partial calendar years of employment under this Agreement.  Unused, earned vacation shall not carry over from one calendar year to the next, unless Employer’s written policies otherwise provide for such carry over.  Upon termination of Employee’s employment for any reason, Employer shall pay Employee for any unused, earned vacation days based upon Employee’s then current Base Salary.  Employee shall also be entitled to all of the paid holidays recognized by Employer generally.

(c)                                  Business Expenses.  Employer shall reimburse Employee for all reasonable business expenses incurred in performing services pursuant to this Agreement, in accordance with Employer policy, upon Employee’s presentation to Employer on a timely basis satisfactory documentation of such expenditures.  Such expenses shall be reimbursed as soon as administratively feasible, but in no event later than the end of the calendar year following the calendar year in which the applicable expense was incurred.  Notwithstanding the foregoing, all such expenses shall be reimbursed upon any termination of Employee’s employment under this Agreement, including without limitation a termination for Cause.

(d)                                 Annual Bonuses.  In addition to Base Salary, Employee shall be eligible to participate in the KAR Auction Services, Inc. Annual Incentive Plan (the “Bonus Plan”) (as in effect from time to time).  During the Employment Period, Employee’s potential annual bonus shall be no less favorable than any other employee of Employer or its subsidiaries. Except as provided in Section 4 and/or Section 5 below, bonus shall only be paid if the Employee is employed on the last day of the year to which the bonus relates and shall be paid between January 1 and March 15 of the year following the year to which such bonus relates.

(e)                                  Equity.          Employee shall be eligible to participate in all Employer incentive programs extended to executive-level employees of Employer generally at levels commensurate with Employee’s position as Chief Executive Officer, including without limitation the KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan.

(f)                                    Automobile Allowance.  During the Employment Period, Employer shall pay Employee an annual automobile allowance of at least Twenty Five Thousand Dollars ($25,000).  Such allowance shall be paid in accordance with Employer’s regular payroll practices, as may be in effect from time to time, but in no event less frequently than monthly.

(g)                                 Employee Benefits.  Employee shall be eligible to participate in Employer’s health and welfare benefit programs, 401(k) benefit program, life and disability insurance programs, and any other employee benefits, benefit plans, policies or programs Employer provides to its executive-level employees, in each case, as they may exist from time to time and subject to the terms and conditions thereof.  Without limiting Employee’s right to terminate his employment for Good Reason pursuant to Section 4(d), nothing in this Agreement shall require Employer to maintain any benefit plan, or shall preclude Employer from terminating or amending any benefit plan from time to time.

4.                                       Termination.

(a)                                  Termination upon Death or Disability.  Employee’s employment under this Agreement shall terminate upon Employee’s (i) death, or (ii) “Disability,” which for purposes of this Agreement means a “Total Disability” (or equivalent) as defined under Employer’s Long Term Disability Plan in effect at the time of the Disability.  In the event of a termination due to Employee’s death or Disability, Employer shall be under no further obligation to Employee, except to pay or provide to Employee (or his estate and/or beneficiaries):  (A) all accrued but unpaid Base Salary and accrued but unused vacation days, in each case, measured as of the termination date and paid, within 30 days following such termination, less all applicable deductions; (B) any earned and vested benefits and payments pursuant to the terms of any benefit plan (the payments and benefits described in subsections (A) and (B) herein, the “Employee’s Accrued Obligations”) and (C) any annual bonus for a prior completed calendar year that is yet to be calculated and/or paid to Employee, paid as soon as practicable following effectiveness of the release described in Section 6 but in no event later than March 15 of the year following the calendar year to which such bonus relates (“Earned but Unpaid Bonus”).

In addition to the foregoing, (1) if Employee is participating in the health plans of Employer at the time of termination, Employer shall pay to Employee (and/or his qualified beneficiaries’ in the case of his death) his or their premiums attributable to maintaining Employee’s (and/or his qualified beneficiaries’) insurance coverage under the Consolidated Omnibus Budget Reconciliation Act until the earlier of (A) the date that is eighteen (18) months following the date of termination (the “Continued Benefits”), and (B) the date Employee is or becomes eligible for comparable coverage under health plans of another employer, (2) Employer shall pay to Employee (or his estate and/or beneficiaries), in a lump sum following effectiveness of the release described in Section 6 and at the same time Employer pays annual bonuses for such calendar year to its other executives, an amount (a “Prorated Bonus”) equal to (x) the actual annual bonus Employee would have received under the Bonus Plan had he remained employed by Employer through the remainder of the calendar year in which termination occurred, multiplied by (y) a fraction, the numerator of which is the number of days Employee was employed in the calendar year in which termination occurred and the denominator of which is 365, and (3) all Operating Units (as defined in the KAR LLC Agreement) and all Value Units (as defined in the KAR LLC Agreement) held by Employee (or his estate and/or beneficiaries) in KAR Holdings II, LLC (“KAR LLC”) shall not be forfeited upon such termination of employment of the Employee and shall be retained by the Employee and shall otherwise remain subject to the terms and conditions of the Second Amended and Restated Limited Liability Company Agreement of KAR LLC, dated April 20, 2007 (as amended or restated from time to time, the “KAR LLC Agreement”), except that Section 12.4 of the KAR LLC Agreement shall not apply in respect of the Operating Units and Value Units retained hereunder.

(b)                                 Termination by Employer for Cause.  Employer may terminate Employee’s employment under this Agreement at any time for Cause after the Board, by the majority vote of its members (excluding, for this purpose, Employee or any other employee of Employer, if applicable) determines that the actions or inactions of Employee constitute Cause, and Employee’s employment should accordingly be terminated for Cause.  In the event of such a termination, Employer’s only obligation to Employee shall be payment, within thirty (30) days of the date of termination, in a lump sum, all of Employee’s Accrued Obligations.

For purposes of this Agreement, “Cause” means (A) Employee’s willful, continued and uncured failure to perform substantially his duties under this Agreement (other than any such failure resulting from incapacity due to medically documented illness or injury) for a period of 14 days following written notice by Employer to Employee of such failure, (B) Employee engaging in illegal conduct or gross misconduct that is demonstrably likely to lead to material injury to Employer, monetarily or otherwise, (C) Employee’s indictment or conviction of, or plea of nolo contendere to, a crime constituting a felony or any other crime involving moral turpitude, or (D) Employee’s failure to comply with Section 7 of this Agreement or any other covenants owed to Employer by Employee which is not cured (to the extent capable of cure) within the 14 day period following written notice by Employer to Employee of such failure.

(c)                                  Termination by Employer without Cause.  Employer may terminate Employee’s employment under this Agreement without Cause at any time upon thirty (30) days’ prior written notice to Employee.  In addition to the severance benefits provided in Section 5, in the event of any such termination, (i) Employer shall pay to Employee (A) within thirty (30) days of the date of termination, in a lump sum, all of Employee’s Accrued Obligations, and (B) any Earned but Unpaid Bonus; and (ii) all Operating Units and all Value Units held by Employee (or his estate and/or beneficiaries) in KAR LLC shall not be forfeited upon such termination of employment of the Employee and shall be retained by the Employee and shall otherwise remain subject to the terms and conditions of the KAR LLC Agreement, except that Section 12.4 of the KAR LLC Agreement shall not apply in respect of the Operating Units and Value Units retained hereunder.

(d)                                 Termination by Employee for Good Reason.  Employee may terminate his employment under this Agreement for Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:

(i)                                     The material reduction of Employee’s authority, duties and responsibilities, or the assignment to Employee of duties materially inconsistent with Employee’s position as Chief Executive Officer;

(ii)                                  The requirement by Employer that Employee relocate his principal business location to a location more than fifty (50) miles from Employer’s executive offices as of the Effective Date;

(iii)                               Any material failure by Employer to comply with any of the terms and conditions of this Agreement;

(iv)                              Any failure to timely pay or provide Employee’s Base Salary, or any reduction in Employee’s Base Salary below Eight Hundred Sixteen Thousand Dollars ($816,000), excluding for this purpose any Base Salary reduction made in connection with across-the-board salary reductions;

(v)                                 Any material reduction in Employee’s Base Salary and/or annual bonus opportunity or any amendment, modification or supplement to the terms and conditions of the KAR LLC Agreement with respect to the Operating Units and/or the Value Units which materially and adversely affects Employee’s rights with respect to such units; and

(vi)                              A Change of Control occurs and, if applicable, Employer fails to cause its successor (whether by purchase, merger, consolidation or otherwise) to assume or reaffirm Employer’s obligations under this Agreement without change.  For purposes of this Agreement “Change of Control” shall have the meaning assigned to such term under the KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan.

Within ninety (90) days of the occurrence of a Good Reason event, Employee may provide Employer with written notice of his termination of employment to be effective thirty (30) days after delivery of such notice, during which Employer shall have the opportunity to cure such Good Reason event (if able to be cured).  In the event of any termination for Good Reason, in addition to the severance benefits provided in Section 5,  (A) Employer shall pay to Employee (x) within thirty (30) days of the date of termination, in a lump sum, all of Employee’s Accrued Obligations, and (y) any Earned but Unpaid Bonus; and (B) all Operating Units and all Value Units held by Employee (or his estate and/or beneficiaries) in KAR LLC shall not be forfeited upon such termination of employment of the Employee and shall be retained by the Employee and shall otherwise remain subject to the terms and conditions of the KAR LLC Agreement, except that Section 12.4 of the KAR LLC Agreement shall not apply in respect of the Operating Units and Value Units retained hereunder.

(e)                                  Termination by Employee without Good Reason.  Employee may terminate his employment under this Agreement at any time without Good Reason, upon thirty (30) days’ prior written notice to Employer.  In the event of such a termination, (i) Employer shall pay to Employee within thirty (30) days of the date of termination, in a lump sum, all of Employee’s Accrued Obligations, and (ii) all Operating Units held by Employee (or his estate and/or beneficiaries) in KAR LLC shall not be forfeited upon such termination of employment of the Employee and shall be retained by the Employee and shall otherwise remain subject to the terms and conditions of the KAR LLC Agreement, except that Section 12.4 of the KAR LLC Agreement shall not apply in respect of the Operating Units retained hereunder. All Value Units held by the Employee shall be forfeited upon such termination.

(f)                                    Voluntary Termination upon Retirement.  Employee may voluntarily terminate his employment under this Agreement due to retirement at any time on or after the third anniversary of the Effective Date, by announcing any such retirement at least twelve (12) months prior to such termination.  In the event of such a termination, (i) Employer shall pay to Employee all of Employee’s Accrued Obligations in a lump sum within thirty (30) days of the date of termination, (ii) Employer shall pay to Employee a Prorated Bonus in a lump sum at the same time Employer pays annual bonuses for such calendar year to its other executives, and (iii) all Operating Units and all Value Units held by Employee (or his estate and/or beneficiaries) in KAR LLC shall not be forfeited upon such termination of employment of the Employee and shall be retained by the Employee and shall otherwise remain subject to the terms and conditions of the KAR LLC Agreement, except that Section 12.4 of the KAR LLC Agreement shall not apply in respect of the Operating Units and Value Units retained hereunder.

5.                                       Severance Benefits.                                       In the event of a termination of Employee’s employment under Section 4(c) or 4(d) of this Agreement, Employer shall provide Employee with the following severance benefits (and, for purposes of clarity, in addition to any amounts otherwise due to Employee hereunder):

(a)                                  Employer shall pay to Employee two (2) times the sum of (i) Employee’s annual Base Salary and (ii) Employee’s target bonus for the year in which termination occurs which, for this purpose, shall not equal less than 100% of Employee’s Base Salary, which shall be paid by Employer to Employee in a lump sum as soon as practicable following effectiveness of the release described in Section 6 but in no event later than seventy (70) days following the date of termination, provided that when such seventy day period covers two taxable years, payment shall in all events be made in the second taxable year.

(b)                                 Employer shall pay to Employee a Prorated Bonus in a lump sum at the same time Employer pays annual bonuses for such calendar year to its other executives; and

(c)                                  the Continued Benefits.

6.                                       Release of Claims.  As a condition to the receipt of any payments or benefits described in Section 4 or Section 5 of this Agreement, subsequent to the termination of the employment of Employee (other than any of Employee’s Accrued Obligations, any Earned but Unpaid Bonus or any payment or benefits payable on account of Employee’s death), Employee shall be required to execute, and not subsequently revoke, within sixty (60) days following the termination of his employment a release, in a form reasonably satisfactory to Employer, of all claims arising out of or related to his employment or the termination thereof, provided that any such release shall substantially contain only a release of claims.

7.                                       Restricted Activities.

(a)                                  Acknowledgements.  Employee understands and acknowledges that Employer has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of wholesale, retail or consumer vehicle remarketing, including but not limited to vehicle auctions (whole car and salvage), online services, or dealer floorplan financing.  Employee understands and acknowledges that as a result of these efforts, Employer has created, and continues to use and create, Confidential Information (as defined below) and that such Confidential Information is integral to providing Employer with a competitive advantage over others in the marketplace.  Employee further understands and acknowledges that the nature of Employee’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with Employer.

(b)                                 Confidential Information. Employee acknowledges and agrees that Confidential Information is the property of Employer, and that Employee shall not acquire any ownership rights in Confidential Information.  Employee (i) shall use Confidential Information solely in connection with Employee’s employment with Employer; (ii) shall not directly or indirectly disclose, use or exploit any Confidential Information for Employee’s own benefit or for the benefit of any person or entity, other than Employer, both during and after Employee’s employment with Employer; and (iii) shall hold Confidential Information in trust and confidence, and use all reasonable means to assure that it is not directly or indirectly disclosed to or copied by unauthorized persons or used in an unauthorized manner, both during and after Employee’s employment with Employer.  To the extent that Employee creates or develops any Confidential Information during the course of Employee’s employment with Employer, it shall be the sole and exclusive property of Employer.  For purposes of this Agreement, “Confidential Information” shall mean any proprietary, confidential and competitively-sensitive information and materials which are the property of Employer, excluding information and materials generally known or available to the public, other than as a result of Employee’s breach of this Section 7, and including without limitation (A) trade secrets, (B) business and technical information that gives Employer a competitive advantage, and (C) information concerning Employer’s customers, suppliers, vendors, licensors, affiliates, financing sources, profits, revenues, financial condition, pricing, training programs, service techniques, service processes, marketing plans, and business strategies.

(c)                                  Intellectual Property.  Employee agrees to promptly disclose to Employer and hereby assigns and agrees to assign, without further compensation, to Employer, Employee’s entire right, title and interest in each and every invention (whether or not patentable), technological innovation, and copyrightable work, in which Employee participates during Employee’s employment with Employer whether or not during working hours, that pertains to Employer’s business or is aided by the use of time, material, or facilities of Employer.  Employee further agrees to perform all reasonable acts, including executing necessary documents, requested by Employer to assist it, without further compensation, in obtaining and enforcing its property rights in the above.

(d)                                 Non-Competition.  During Employee’s employment with Employer and for a period of two (2) years immediately following the termination of Employee’s employment for any reason other than retirement pursuant to Section 4(f), Employee shall not within the United States or Canada perform for or on behalf of any Competitor (as defined below), the same or similar services as those that the Employee performed for Employer during Employee’s employment with Employer.  In addition, Employee shall not, during Employee’s employment with Employer and for a period of two (2) years immediately following the termination of Employee’s employment for any reason other than retirement pursuant to Section 4(f), and within the United States or Canada, engage in, own, operate, or control any Competitor.  For purposes of this Agreement, “Competitor” means any person or entity engaged in the business of wholesale, retail or consumer vehicle remarketing activities, including but not limited to vehicle auctions (whole car or salvage), online services, or dealer floorplan financing within the United States or Canada, provided that Employer (either directly or indirectly through its controlled subsidiaries) is engaged in such businesses.  Notwithstanding the foregoing and for purposes of clarity, following termination of Employee’s employment with Employer, Employee shall be entitled to engage in, own, operate or control a new or used retail vehicle dealership.

(e)                                  Non-Solicitation/Non-Interference. During Employee’s employment with Employer and for a period of two (2) years immediately following the termination of Employee’s employment for any reason other than retirement pursuant to Section 4(f), Employee shall not (i) induce or attempt to induce any employee of Employer to leave the employ of Employer, or in any way interfere with the relationship between Employer and any of its employees, or (ii) induce or attempt to induce any customer, client, member, supplier, licensee, licensor or other business relation of Employer to cease doing business with Employer, or otherwise interfere with the business relationship between Employer and any such customer, client, member, supplier, licensee, licensor or business relation of Employer.

8.                                       Section 409A.  The payments and benefits under this Agreement and the terms of any release agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement and any release agreement shall be interpreted and administered consistent with such intent.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.  Without limiting the foregoing, solely to the extent required to avoid the imposition of any additional tax or interest to the Employee under Section 409A, any payments, benefits and other obligations under this Agreement that arise in connection with Employee’s “termination of employment,” “termination” or similar reference in this Agreement shall be triggered only if such termination of employment qualifies as a “separation from service” within the meaning under Section 409A.  Notwithstanding any other provision of this Agreement, if at the time of the termination of Employee’s employment, Employee is a “specified employee,” for purposes of Section 409A, and any payments or benefits upon such termination under this Agreement would otherwise result in additional tax or interest to Employee under Section 409A, Employee will not be entitled to receive such payments or benefits until the date that is six (6) months after the termination of the Employee’s employment for any reason, subject to earlier immediate payment if Employee dies during such six (6) month period.  To the extent required to avoid the imposition of any additional tax or interest under Section 409A, amounts reimbursable to under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year.  If any provision of this Agreement would subject Employee to any additional tax or interest under Section 409A, then Employer shall use its best efforts to amend such provision consistent with the original economic intent of the parties; provided that Employer shall not incur any additional expense as a result of such amendment.  Notwithstanding any other provision hereof, in no event shall Employer be liable for, or be required to indemnify Employee for, any liability of Employee for taxes or penalties under Section 409A.

9.                                       Excise Tax Gross Up.  If any payment or benefit under this Agreement or in connection with the Employee’s employment with Employer or the termination thereof (the “Total Payments”) is or becomes subject to an excise tax under Code Section 4999 (or any successor to such section), then Employer will make a cash payment to Employee, prior to the time any such excise tax is due, which, after the imposition of all income, employment, excise and other taxes thereon as well as any penalty and interest assessments associated with such excise tax, will be sufficient to place him in the same after-tax position he would have been in had such excise tax not applied (the amount of such cash payment, the “Gross Up Amount”).  Notwithstanding the foregoing, in the event that a reduction of the Total Payments would avoid the application of any excise tax under Code Section 4999 (or any successor to such section), such Total Payment shall be so reduced, (a) solely to the extent necessary to avoid such an excise tax, and (b) in no event by more than ten percent (10%) of the original amount of such Total Payments.  For purposes of clarity, if such an excise tax may be avoided by reducing the Total Payments by more than ten percent (10%) of the original amount of the Total Payments, no reduction shall occur and Employee shall be entitled to, and Employer shall pay, the full Gross Up Amount.  Subject to the first sentence of this Section 9 and in any event subject to applicable law, the amount and timing of any payment shall promptly be determined by a mutually agreed upon independent national or regional accounting firm.

10.                                 No Mitigation.  In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment.

11.                                 Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement, the breach, termination, enforcement, interpretation, or validity thereof (including the determination of the scope or applicability of this arbitration agreement), or its subject matter shall be subject and resolved by binding arbitration administered by a single arbitrator from the American Arbitration Association.  The parties acknowledge and agree that Employer is involved in transactions involving interstate commerce and that the Federal Arbitration Act shall govern any arbitration pursuant to this Agreement.  Such arbitration shall be conducted in accordance with the commercial rules and regulations promulgated by the American Arbitration Association applying the laws of the State of Indiana.  The arbitration shall be conducted in Indianapolis, Indiana.  Discovery shall be completed within ninety (90) days of the filing of the complaint and the arbitration shall be held no later than one hundred twenty (120) days after the filing of the complaint.  A record of the proceedings shall be kept by a qualified court reporter.  The decision of the arbitrator shall contain findings of fact and conclusions of law, and shall be made within thirty (30) days of the arbitration and shall be final and binding on the parties, and shall be unappealable.  The decision may be enforced in any court having jurisdiction over the parties and the subject matter.  Costs of the arbitrator shall be split equally between Employer and Employee.

12.                                 Miscellaneous Provisions.

(a)                                  Notices.  All notices under this Agreement must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties.

(b)                                 Entire Agreement.  This Agreement, together with the KAR LLC Agreement in respect of Employee’s Operating Units and Value Units, sets forth the entire agreement between Employer and Employee with respect to the subject matter of this Agreement and fully supersedes all prior negotiations, representations and agreements, whether written or oral, between Employer and Employee with respect to the subject matter of this Agreement.

(c)                                  Severability.  The provisions of this Agreement are severable and shall be separately construed.  If any of them is determined to be unenforceable by any court, that determination shall not invalidate any other provision of this Agreement.

(d)                                 Amendment and Waiver.  This Agreement may not be modified, amended or waived in any manner except by a written document executed by Employer and Employee.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by such party of a provision of this Agreement.

(e)                                  Successors and Assigns.  This Agreement and the covenants herein shall extend to and inure to the benefit of the successors and assigns of Employer.  Employer shall require any successor (whether by purchase, merger, consolidation or otherwise) to assume or reaffirm, as applicable, Employer’s obligations under this Agreement without change.  Failure of Employer to obtain such an assumption shall entitle Employee to terminate his employment under this Agreement for Good Reason.

(f)                                    Governing Law.  This Agreement shall be governed by and construed according to the internal laws of the State of Indiana, without regard to conflict of law principles.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

“Employer”		“Employee”

KAR AUCTION SERVICES, INC.

By:	/s/ Brian T. Clingen	/s/ James P. Hallett
Printed:	Brian T. Clingen	James P. Hallett
Title:	Chairman of the Board

The undersigned hereby acknowledges and agrees to the provisions of this Agreement with respect to the Operating Units and Value Units of KAR LLC held by Employee, and the modifications to the KAR LLC Agreement set forth herein, including without limitation those set forth in Section 4 of this Agreement.

KAR HOLDINGS II, LLC

By:	/s/ Church M. Moore
Printed:	Church M. Moore
Title:	Vice President

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